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                             Watkins-Johnson Company
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


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Media Contact:                                                Investor Contact:
George Sard/Judy Brennan                                      Frank E. Emery
Sard Verbinnen & Co.                                          Watkins-Johnson
212/687-8080                                                  650/813-2752


                   WATKINS-JOHNSON TO PURSUE SALE OF COMPANY;
             OPPOSES BOARD NOMINATIONS OF DISSIDENT 2.5% SHAREHOLDER

PALO ALTO, CALIF., March 1, 1999 - Watkins-Johnson (NYSE: WJ), a high technology company in wireless communications and semiconductor equipment, announced today that its Board of Directors has decided to pursue a sale of the company. The decision was based on a strategic review conducted with CIBC Oppenheimer Corp. (CIBC Oppenheimer), an investment bank that helped the Board evaluate the full range of strategic alternatives. There can be no assurance that the sale process will be successfully completed.

"The Board is committed to maximizing value for all of our shareowners," said W. Keith Kennedy, president and chief executive officer of Watkins-Johnson. "We asked CIBC Oppenheimer to review all of the potential strategic alternatives to pursuing our own long-term business plan. In light of CIBC Oppenheimer's analysis, we have now concluded that the best course of action for our shareowners is to pursue the sale of Watkins-Johnson in its entirety or as separate businesses."

The Board also said it will oppose the three Board nominations of dissident shareholder Sandera Partners, a Texas private investment firm which owns 2.5% of Watkins-Johnson, at the 1999 Annual Meeting of Shareowners. Kennedy stated, "The election of three Sandera nominees to the Board would jeopardize our ability to maximize shareowner value through a sale of all or part of the company. Sandera would have a blocking position under our current bylaws, which require a 75% vote of directors to sell the company or make certain other key decisions. Furthermore, we firmly believe that Board representation is not warranted by the size of Sandera's investment in the company."

                                    - more -

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                                       2

Watkins-Johnson is filing today with the Securities and Exchange Commission its preliminary proxy materials for the 1999 Annual Meeting. These preliminary materials include two proposals that would facilitate the company's strategy of maximizing value for all shareowners by abolishing certain supermajority voting provisions in its charter and bylaws relating to decisions by shareowners and directors. Under the company proposals, a simple majority of shareowners and directors would now be able to approve certain key decisions, including merging or selling the company or major asset sales.

For more information, attached is the text of a letter that the WJ Board of Directors is sending to all company shareowners.

Forward-looking Statements

This news release, other than the historical financial information, consists of forward-looking statements that involve risks and uncertainties, including the risks of consummation of the sale of the company or its component businesses, quarterly fluctuations in results, the timely availability of new products, the impact of competitive products and pricing, and the other risks detailed from time to time in the company's SEC reports, including the report on Form 10-K for the year ended December 31, 1998. Actual results may vary materially.

Watkins-Johnson Co. specializes in two high-technology business areas. WJ's wireless-communications units produce radio-frequency components, subassemblies and equipment for fixed and mobile networks worldwide. The company's
Semiconductor Equipment Group produces APCVD systems for high-volume integrated-circuit manufacturing.

                                      # # #

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                                       3

March 1, 1999

Dear Shareowner:

As we prepare for the company's Annual Meeting scheduled for April 29, 1999, we would like to bring to your attention several key issues that you, as Watkins-Johnson shareowners, will be asked to consider in this year's voting process.

We made significant headway in 1998 to continue refocusing and realigning WJ's business to improve performance and create shareowner value. Building on the realignment process we began in 1997 by exiting the defense contracting business by disposing of our Palo Alto defense unit, we took several steps this year to adapt to changing market conditions. We are encouraged that the remainder of our Palo Alto operations, the Wireless Products Group, doubled its revenues in 1998, now representing more than half of our Wireless Segment. We discontinued two major product introductions that did not meet our sales and market-share goals, and we reallocated resources to our core growth businesses. Separately, we also repurchased 22% of our stock.

We retained CIBC Oppenheimer Corp. (CIBC Oppenheimer) to help us identify and evaluate all of the potential strategic alternatives to pursuing our long-term business plan. The scope of CIBC Oppenheimer's analysis was unrestricted and comprehensive. In light of CIBC Oppenheimer's analysis, we have concluded that the best course of action is to pursue the sale of Watkins-Johnson in its entirety or as separate businesses. We recognize that selling only certain segments of the businesses may not maximize shareowner value.

This was not an easy decision. Watkins-Johnson has been in business for 41 years with a wonderfully dedicated and skilled workforce. We are proud of our history of excellent products and services in sophisticated, technical industries. Nevertheless, your Board is convinced that the decision is correct, and we are dedicated to doing everything we can, with the help of our financial advisors, to maximize value for all shareowners.

Of course, we cannot assure you that we will be successful in implementing this strategy. Until we have had a chance to solicit and evaluate expressions of interest, we cannot determine whether full value can be realized at this time either for the entire company or for its component businesses. However, we are confident that, whatever the outcome of this process, Watkins-Johnson is a stronger and healthier company than it was a year ago due to the decisive measures we have taken with respect to the business operations. During this process, we will continue to make the significant decisions necessary to remain competitive and efficient.


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                                       4

We strongly oppose Sandera Partners' attempt to elect three nominees to the Watkins-Johnson Board, and we propose the reelection of all eight current directors. As you may have learned, Sandera Partners L.P. has nominated three candidates for election to the Watkins-Johnson Board of Directors at the 1999 Annual Meeting of Shareowners. Sandera Partners is a Texas-based private investment firm that has advised us it owns 2.5% of Watkins-Johnson common stock.

We intend to strongly campaign against the election of Sandera's nominees, two of whom are executives of Sandera and the third an executive of an investment management and acquisition firm at the same address. The current Watkins-Johnson Board is highly knowledgeable about the company and has overseen decisive actions to reposition the company for a return to profitability. We believe these directors should be allowed to continue implementing the strategy of maximizing shareowner value through a potential sale of the company without the burden of a potentially divided Board. Furthermore, we firmly believe that Board representation is not warranted by the size of Sandera's investment in the company. We regret that Sandera's pursuit of three seats on our eight-member Board has precipitated the first contested election in our 41-year history.

We are convinced that the election of the Sandera nominees would jeopardize our strategy to maximize shareowner value through a potential sale of the company. A potentially divided Board is never helpful during the tough task of executing major strategic initiatives. In this particular case, we are especially disturbed by the fact that Sandera - whose original request for two Board seats was rejected in light of Sandera's relatively modest investment in the company - consciously adopted a confrontational posture. Sandera has nominated three candidates with the avowed purpose of seeking to obtain a blocking position under our bylaws, which require a 75% vote of directors to sell the company or make other certain key decisions. These decisions include merging or selling the company, disposing of major assets, and declaring dividends. If Sandera were to obtain three Board seats, it would have veto power over many types of transactions that a majority of the Board might wish to pursue. This could thwart our ability to maximize value for all shareowners, including the holders of the other 97.5% of our stock.

At the 1999 Annual Meeting, we will be submitting two proposals to facilitate our strategy and reduce the risk that it will be thwarted by minority interests. These proposals will call for the abolition of the bylaw requirement for 75%
Board approval for certain key decisions as well as repeal of the charter requirement for supermajority (80%) shareowner approval for certain key decisions, including merging or selling the company or disposing of substantially all our assets. These requirements have the dangerous potential of creating deadlock and frustrating the wishes of a majority of the shareowners and their elected representatives on the Board. Whether or not we are successful in finding one or more buyers for the entire company or its component businesses, we believe the interests of all shareowners will be served by adopting these proposals as well as by the reelection of the current directors.

Within the next few weeks, you will receive additional detailed materials regarding all of the matters discussed in this letter, including our proxy statement and 1998 Annual Report. We urge you to give this material your careful attention. Attached you will find a press release on these matters that we are distributing today.


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                                       5

In the meantime, if you receive any materials from Sandera Partners, L. P., we urge you not to make any decisions at this time. With the 1999 Annual Meeting planned for late April, there is no reason to rush to judgment. In particular, we strongly recommend that you do not sign any proxy card from Sandera until you hear further from us.

Your Board of Directors is committed to maximizing the value of your investment in Watkins-Johnson. We have taken decisive actions to fulfill that commitment and we will continue to do so. We thank you for continued support.


                                  Sincerely yours,

                                  /s/ Dean A. Watkins
                                  Dean A. Watkins

                                  H. Richard Johnson
                                  /s/ H. Richard Johnson

                                  W. Keith Kennedy
                                  /s/ W. Keith Kennedy


                   CERTAIN INFORMATION CONCERNING PARTICIPANTS

The following individuals, all of whom are directors or executive officers of Watkins-Johnson Company, may be deemed participants in the solicitation of proxies on behalf of Watkins-Johnson's Board of Directors: Dean A. Watkins
(Chairman of the Board of Directors of Watkins-Johnson); H. Richard Johnson (Vice Chairman of the Board of Directors of Watkins-Johnson); W. Keith Kennedy, Jr. (President and Chief Executive Officer of Watkins-Johnson); John J. Hartmann (Financial Consultant); Raymond F. O'Brien (Business Consultant); William R. Graham (Chairman of the Board and President, National Security Research, Inc.); Gary M. Cusumano (President, The Newhall Land and Farming Company); Robert L. Prestel (Business and Management Consultant); Scott G. Buchanan (Vice President, Chief Financial Officer and Treasurer of Watkins-Johnson); and Frank E. Emery (Vice President, Corporate Planning and Communications of Watkins-Johnson).

Dr. Watkins is the beneficial owner of 258,020 shares of Watkins-Johnson's Common Stock individually and through the Watkins Trust (including 9,000 shares subject to stock options exercisable within 60 days of December 31, 1998). Dr. Johnson is the beneficial owner of 39,259 shares of Common Stock, individually and through the Johnson Family Trust (including 9,000 shares subject to stock options exercisable within 60 days of December 31, 1998). Dr. Kennedy is the beneficial owner of 353,091 shares (including 282,200 shares subject to stock options exercisable within 60 days of December 31, 1998). Mr. Hartmann is the direct beneficial owner of 20,120 shares (including 19,520 shares subject to stock options exercisable within 60 days of December 31, 1998). Mr. O'Brien is the direct beneficial owner of 22,420 shares (including 16,420 shares subject to stock options exercisable within 60 days of December 31, 1998). Dr. Graham is the beneficial owner of 26,950 shares, individually and through his spouse (including 26,650 shares subject to stock options exercisable within 60 days of December 31, 1998). Mr. Cusumano is the direct beneficial owner of 12,993 shares (including 12,493 shares subject to stock options exercisable within 60 days of December 31, 1998). Mr. Prestel is the direct beneficial



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                                       6

owner of 12,793 shares (including 12,493 shares subject to stock options exercisable within 60 days of December 31, 1998). Mr. Buchanan is the beneficial owner of 63,224 shares (including 50,590 shares subject to options exercisable within 60 days of December 31, 1998). Dr. Emery is the beneficial owner of 24,946 shares (including 12,833 shares issuable upon options exercisable within 60 days of December 31, 1998). The foregoing share ownership numbers are as of December 31, 1998.

Dr. Kennedy is a party to an employment agreement with Watkins-Johnson which provides for employment until March 2001. The employment agreement provides for, among other things, certain payments and the continuation of certain benefits upon a "change in control" of Watkins-Johnson as defined in such agreement.

Mr. Buchanan and Dr. Emery are parties to employment agreements with Watkins-Johnson which provide for, among other things, certain payments upon termination of employment without cause. Mr. Buchanan and Dr. Emery are also parties to severance agreements with Watkins-Johnson which provide for, among other things, certain payments and the continuation of certain benefits upon a "change in control" of Watkins-Johnson as defined in their respective agreements. In addition, under the company-wide retention program adopted by Watkins-Johnson in connection with the Board's decision to pursue a sale of the Company, Mr. Buchanan and Dr. Emery would be entitled to receive (i) enhanced profit sharing and bonus payments if they are employed by Watkins-Johnson at the time it is sold and (ii) transfer bonuses if their employment continues following the sale.

Drs. Watkins and Johnson are parties to consulting agreements with the Company. Under the agreements, Drs. Watkins and Johnson receive annual fees of $265,000 and $125,000, respectively, in addition to their regular directors' fees described below.

Each Watkins-Johnson nonemployee director receives an annual fee of $21,600 and a fee of $300 for attending each meeting of the Board of Directors or Committee of the Board of Directors.

Each nonemployee director also participates in Watkins-Johnson's 1989 Stock Option Plan for Nonemployee Directors (the "Nonemployee Directors Plan"). The Nonemployee Directors Plan provides for each nonemployee director to receive a stock option to purchase 3,000 shares of Common Stock annually. In addition, the Nonemployee Directors Plan provides that new directors will, upon election by the shareowners, receive an automatic, one-time option grant to purchase 3,000 shares of Common Stock.

Watkins-Johnson's directors' retirement plan provides that each director who has completed at least five years of active service as a director, upon retirement from the Board, will receive one-half of his or her quarterly fee as director for a period of years not to exceed one-half of the years of service as a director after April 8, 1995.

Watkins-Johnson has engaged CIBC Oppenheimer Corp. ("CIBC Oppenheimer") to act as its financial advisor in connection with certain extraordinary corporate transactions involving Watkins-Johnson, for which Watkins-Johnson has agreed to pay CIBC Oppenheimer certain fees and to reimburse CIBC Oppenheimer for out-of-pocket expenses related to its services. In addition, Watkins-Johnson has agreed to indemnify CIBC Oppenheimer and certain related persons and entities against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. CIBC Oppenheimer is an investment banking firm that provides a full range of financial services for institutional and individual clients. In connection with CIBC Oppenheimer's role as financial advisor to Watkins-Johnson, certain employees of CIBC Oppenheimer may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of



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Watkins-Johnson.  CIBC  Oppenheimer  does  not  admit  that  it or  any  of  its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Act of 1934, as amended, in the solicitation, or that Schedule 14A requires the disclosure of certain information concerning CIBC Oppenheimer. In the ordinary course of business, CIBC Oppenheimer and its
affiliates   regularly  buy  and  sell  securities,   including   securities  of
Watkins-Johnson, for their own account and for the accounts of customers, which transactions may result from time to time in CIBC Oppenheimer having a net long or net short position in the securities of Watkins-Johnson or option contracts or other derivatives in or relating to such securities. As of February 23, 1999,
CIBC  Oppenheimer   beneficially   owned  less  than  1%  of   Watkins-Johnson's
outstanding common stock.